Exhibit 99.1

PRESS RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS FOURTH QUARTER NET REVENUE OF $623 MILLION, PRO FORMA EPS OF $0.87 AND ADJUSTED NET ORDERS OF $769 MILLION

— Issues FY2014 Pro Forma EPS Target of $3.65 to $4.00 —

Princeton, New Jersey, February 4, 2014 — Covance Inc. (NYSE: CVD) today reported results for its fourth quarter and year ended December 31, 2013. Net revenue in the fourth quarter was $623.1 million, representing 10.8% growth from the fourth quarter of 2012’s GAAP result of $562.2 million, and 11.1% growth from the fourth quarter of 2012’s pro forma result of $560.7 million.  On a GAAP basis, the company reported earnings of $0.80 per diluted share in the fourth quarter of 2013 as compared to GAAP earnings of $0.61 in the fourth quarter of 2012.  Excluding charges associated with restructuring, other cost reduction actions and other items in both periods, the company reported pro forma earnings per diluted share of $0.87, up 18.6% over the pro forma earnings of $0.73 for the fourth quarter of 2012.

On a full-year basis, net revenue in 2013 was $2.4 billion, representing 10.2% growth from 2012’s GAAP result of $2.18 billion, and 10.6% growth from 2012’s pro forma result of $2.17 billion.  On a GAAP basis, the company reported earnings per diluted share of $3.15 in 2013 as compared to GAAP earnings of $1.68 in 2012.  Excluding charges associated with restructuring, other cost reduction actions and other items in both periods, the company reported pro forma earnings per diluted share of $3.23 in 2013, up 19.6% over the pro forma earnings of $2.70 for 2012.

“In 2013, Covance continued to benefit from market share gains in central laboratories, strong operational delivery in clinical development, improving market conditions in toxicology, and successful execution of our on-going strategic IT projects.  This performance enabled us to significantly exceed our 2013 financial targets, with a return to double-digit revenue growth, pro forma EPS of $3.23, and free cash flow in excess of $240 million.  In addition, we delivered strong orders throughout the year, resulting in record adjusted net orders of $3 billion, and an adjusted net book-to-bill of 1.25 to 1 for the year,” said Joe Herring, Chairman and Chief Executive Officer.  “For the fourth quarter, revenue grew to $623 million, up 11.1% from 2012 pro forma revenue, and pro forma earnings per share grew 18.6% to $0.87.  Adjusted net orders in the fourth quarter were $769 million, representing an adjusted net book-to-bill of 1.23 to 1.

“Late-Stage Development fourth quarter revenues grew 14.5% year-on-year to $395 million. This increase was led by 17% growth in central laboratories and 13% growth in clinical development. Late-Stage Development pro forma operating margins increased 140 basis points year-on-year and 10 basis points sequentially to 22.7%.  In Early Development, revenue grew 5.7% year-on-year on a pro forma basis, led by growth in clinical pharmacology and toxicology. Sequentially, revenues grew $7.9 million from the third quarter, driven primarily by strong sequential growth in toxicology. Early Development fourth quarter pro forma operating margins of 12.1% were flat sequentially after normalizing for the UK R&D credits, as strength in toxicology was offset by normal seasonality in clinical pharmacology.

“Looking ahead to 2014, for the full year, we expect year-on-year revenue growth in the 6% to 10% range and pro forma diluted earnings per share, excluding costs from our ongoing restructuring activities, in the range of $3.65 to $4.00 (assuming foreign exchange rates remain at year-end 2013 levels).  In the first quarter of 2014, we expect revenue to be up from the fourth quarter level and pro forma earnings per share to increase sequentially by a couple of cents, as we forecast an increase in Late-Stage Development net revenues and earnings to be partially off-set by seasonally-lower first quarter Early Development results.”

Consolidated Results

($ in millions except EPS)	4Q13	4Q12	Change	FY13	FY12	Change
Total Revenues	$669.8	$609.1		$2,595.1	$2,365.7
Less: Reimbursable Out-of-Pockets	$46.7	$46.9		$192.8	$185.1
Net Revenues	$623.1	$562.2	10.8%	$2,402.3	$2,180.6	10.2%
Operating Income	$55.0	$43.1	27.5%	$217.3	$115.9	87.6%
Operating Margin	8.8%	7.7%		9.0%	5.3%
Net Income	$45.8	$33.9	35.3%	$179.2	$94.7	89.2%
Diluted Earnings per Share	$0.80	$0.61	30.5%	$3.15	$1.68	87.2%
Revenue from Facilities Closed in 2012**	—	$1.5		—	$8.8
Net Revenue, continuing ops*	$623.1	$560.7	11.1%	$2,402.3	$2,171.9	10.6%
Restructuring Costs and Other Items	$(9.8)	$(6.6)		$(26.8)	$(73.1)
Loss from Facilities Closed in 2012**	—	$(2.9)		—	$(9.3)
Operating Income, excluding items*	$64.7	$52.5	23.2%	$244.2	$198.2	23.2%
Operating Margin, excluding items*	10.4%	9.4%		10.2%	9.1%
Gain on Sale of Investments	—	—		$16.4	$1.5
Impairment of Equity Investment	—	—		—	$(7.4)
Favorable Income Tax Developments	$3.0	—		$3.0	$11.5
Net Income, excluding items*	$49.6	$40.3	23.0%	$183.7	$151.9	20.9%
Diluted EPS, excluding items*	$0.87	$0.73	18.6%	$3.23	$2.70	19.6%

* See attached pro forma income statements for reconciliation of 2013 and 2012 GAAP to pro forma amounts.
** Facilities closed in 2012 include Chandler, Honolulu and Basel.

Operating Segment Results

Early Development

($ in millions)	4Q13	4Q12	Change	FY13	FY12	Change
Net Revenues	$228.3	$217.4	5.0%	$870.5	$869.5	0.1%
Operating Income	$21.9	$18.7	17.3%	$87.5	$4.0	2,087.6%
Operating Margin	9.6%	8.6%		10.1%	0.5%
Revenue from Facilities Closed in 2012**	—	$1.5		—	$8.8
Net Revenue, continuing ops	$228.3	$215.9	5.7%	$870.5	$860.8	1.1%
Restructuring Costs and Other Items	$(5.7)	$(4.3)		$(13.2)	$(69.5)
Loss from Facilities Closed in 2012**	—	$(2.9)		—	$(9.3)
Operating Income, excluding items	$27.6	$25.9	6.7%	$100.7	$82.7	21.7%
Operating Margin, excluding items	12.1%	12.0%		11.6%	9.6%

** Facilities closed in 2012 include Chandler, Honolulu and Basel.

The Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology, discovery support, and research products.  Net revenues in the fourth quarter of 2013 were $228.3 million, compared to $217.4 million on a GAAP basis and $215.9 million on a pro forma basis in the fourth quarter of last year.  Last year’s pro forma revenue excluded $1.5 million in revenue from the three sites closed by the end of 2012. On a pro forma basis, net revenue increased 5.7%, including a 60 basis point foreign exchange tailwind, as continued strong growth in clinical pharmacology and improved results in toxicology were partially offset by declines in discovery support and certain pharmaceutical chemistry services. Sequential growth of $7.9 million was primarily driven by toxicology.

GAAP operating income in the fourth quarter of 2013 was $21.9 million, and included $0.8 million in costs associated with our previously-announced restructuring actions and $4.9 million in asset impairment charges relating to our Manassas and Basel properties, which are being marketed for sale.  This compares to GAAP operating income of $18.7 million in the fourth quarter of 2012, which included restructuring costs of $4.3 million and losses at facilities closed in 2012 of $2.9 million.  Pro forma operating income, excluding these costs, was $27.6 million in the fourth quarter of this year, a 6.7% increase from the $25.9 million reported in the fourth quarter of 2012 as growth in clinical pharmacology and toxicology and the shift to above margin treatment for the UK R&D credit more than offset declines in discovery support and certain chemistry services.  Pro forma operating margins were 12.1% in the fourth quarter of 2013, versus 12.0% in the fourth quarter of 2012 and 13.1% last quarter.  Third quarter 2013 margins included a six month impact of the shift to above margin treatment of the UK R&D credit (as the law was signed in July 2013, but applied retroactive to April 1, 2013) versus only a three month impact in the current quarter.

On January 31, 2014, Covance sold its high-complexity genomics laboratory, located in Seattle, Washington, to Laboratory Corporation of America Holdings, and entered into a five year services agreement, pursuant to which Covance will collaborate with LabCorp to continue to offer these services to its clients.  Covance expects to report a small gain on this sale in its first quarter ending March 31, 2014, which will be excluded from its pro forma earnings per share.  Covance will continue to provide other genomics services to its clients through its central laboratories.

Late-Stage Development

($ in millions)	4Q13	4Q12	Change	FY13	FY12	Change
Net Revenues	$394.8	$344.8	14.5%	$1,531.8	$1,311.1	16.8%
Operating Income	$89.2	$72.7	22.8%	$338.5	$277.6	22.0%
Operating Margin	22.6%	21.1%		22.1%	21.2%
Restructuring Costs	$(0.3)	$(0.7)		$(4.1)	$(1.3)
Operating Income, excluding items	$89.5	$73.4	22.0%	$342.6	$278.8	22.9%
Operating Margin, excluding items	22.7%	21.3%		22.4%	21.3%

The Late-Stage Development segment includes central laboratory, Phase IIb-IV clinical development, and market access services.  Net revenues for the fourth quarter of 2013 grew 14.5% year-on-year to $394.8 million, and increased $8.5 million sequentially from the third quarter level. In the quarter, foreign exchange favorably impacted revenue growth by 170 basis points. Year-over-year growth was driven by increases of 17% in central laboratories and 13% in clinical development, while the sequential revenue increase was led by growth in clinical development followed by growth in central laboratories.

Operating income for the fourth quarter was $89.2 million on a GAAP basis and included $0.3 million in costs associated with our ongoing restructuring actions. On a pro forma basis, operating income was $89.5 million, up 22.0% year-over-year. Pro Forma operating income also increased $2.1 million sequentially. Pro forma operating margins were 22.7% in the fourth quarter of 2013, versus 21.3% in the fourth quarter of 2012 and 22.6% last quarter. The year-on-year increase in profitability was driven by operating leverage in both clinical development and central laboratories, partially offset by increased spending on strategic IT projects.  On a sequential basis, operating margins increased 10 basis points overcoming a headwind from the normalization of the UK R&D credit and increased IT spending due primarily to margin expansion in clinical development.

Corporate Information

The company reported fourth quarter adjusted net orders of $769 million. Backlog at December 31, 2013 grew to $6.92 billion compared to $6.83 billion at September 30, 2013 and $6.64 billion at December 31, 2012. Foreign exchange contributed $36 million to backlog growth on a sequential basis.

Corporate expenses totaled $56.2 million in the fourth quarter of 2013 (including $3.8 million in restructuring costs) compared to $51.4 million last quarter (including $2.8 million in restructuring costs) and $48.3 million in the fourth quarter of 2012 (including $1.5 million in restructuring costs). The largest driver of the year-over-year and sequential increases in corporate expenses are spending on our strategic IT initiatives followed by higher incentive compensation expenses related to stronger-than-budgeted business performance.

Cash, cash equivalents and short-term investments at December 31, 2013 were $729 million compared to $593 million at September 30, 2013 and $493 million at December 31, 2012.  During the fourth quarter, the company raised $250 million from the issuance of senior notes.  Proceeds from these notes and cash from operations were used to fully repay the $265 million outstanding balance on the revolving credit facility.  The revolving credit facility will be maintained to provide flexibility to execute our growth strategy over the long-term.

Net Days Sales Outstanding (DSO) declined one day in the fourth quarter to 34 days at December 31, 2013 compared to 35 days at September 30, 2013 and 36 days at December 31, 2012.

Free cash flow (defined as operating cash flow less capital expenditures) for the fourth quarter of 2013 was $134 million, consisting of operating cash flow of $193 million less capital expenditures of $58 million.  Free cash flow for the year was $243 million, consisting of operating cash flow of $406 million less capital expenditures of $162 million.   Free cash flow in both the fourth quarter and full year of 2013 include a client payment of approximately $28 million for Value Added Tax, which had been pending resolution between the client and the tax authorities during the year.  Following resolution in the fourth quarter, the client paid this amount to Covance, which will in turn be remitted to the tax authorities in the first quarter of 2014.

The pro forma effective tax rate in the fourth quarter was 21.6%, down 670 basis points sequentially from the pro forma effective tax rate of 28.3% last quarter.  The effective tax rate in the third quarter included a six month impact, or approximately 900 basis points, from the shift in accounting of the UK R&D credit. The fourth quarter effective tax rate included a benefit of approximately 220 basis points (contributing approximately $0.02 in earnings per share) attributable to the finalization of our 2013 pre-tax earnings mix, where a greater proportion of our earnings came from operations in tax jurisdictions with lower income tax rates.  The 2013 full year pro forma effective tax rate was 22.9% and is expected to be approximately 24.5% in 2014.

The Company’s investor conference call will be webcast on February 5 at 9:00 am ET.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $2.4 billion and more than 12,000 employees located in over 60 countries.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss or delay of large studies, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, testing mix and geographic mix of kit receipts in central laboratories,  fluctuations in currency exchange rates, the realization of savings from the Company’s announced restructuring actions, the cost and pace of completion of our information technology projects and the realization of benefits therefrom and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013 AND 2012

(Dollars in thousands, except per share data)

	Three Months Ended December 31				Years Ended December 31
	2013		2012		2013		2012
	(UNAUDITED)

Net revenues	$623,094		$562,180		$2,402,313		$2,180,621
Reimbursable out-of-pocket expenses	46,675		46,964		192,817		185,138
Total revenues	669,769		609,144		2,595,130		2,365,759

Costs and expenses:
Cost of revenue	436,857		395,841		1,692,173		1,570,223
Reimbursable out-of-pocket expenses	46,675		46,964		192,817		185,138
Selling, general and administrative	93,564		92,823		360,012		358,854
Depreciation and amortization	32,845		30,423		127,917		117,708
Impairment charges	4,877		—		4,877		17,959
Total costs and expenses	614,818	(a)	566,051	(c)	2,377,796	(b)	2,249,882	(d)

Income from operations	54,951	(a)	43,093	(c)	217,334	(b)	115,877	(d)

Other expense (income), net:
Interest expense, net	1,450		1,153		4,084		3,506
Foreign exchange transaction loss, net	14		173		1,925		1,474
Gain on sale of investments	—		—		(16,400)		(1,459)
Impairment of equity investment	—		—		—		7,373
Loss on sale of business	—		—		—		169
Other expense (income), net	1,464		1,326		(10,391	)(b)	11,063	(d)

Income before taxes and equity investee earnings	53,487	(a)	41,767	(c)	227,725	(b)	104,814	(d)

Taxes on income	7,641	(a)	7,870	(c)	48,518	(b)	10,099	(d)

Equity investee earnings	—		—		—		17

Net income	$45,846	(a)	$33,897	(c)	$179,207	(b)	$94,732	(d)

Basic earnings per share	$0.83	(a)	$0.63	(c)	$3.28	(b)	$1.73	(d)

Weighted average shares outstanding - basic	55,021,244		53,698,334		54,648,533		54,844,641

Diluted earnings per share	$0.80	(a)	$0.61	(c)	$3.15	(b)	$1.68	(d)

Weighted average shares outstanding - diluted	57,205,147		55,197,968		56,899,013		56,290,010

(a)         Three months ended December 31, 2013 includes, as applicable, $4,874 in charges associated with restructuring and other cost reduction actions ($3,224 net of tax), $4,877 of asset impairment charges ($3,568 net of tax) and favorable income tax items totaling $3,035.

(b)         Year ended December 31, 2013 includes, as applicable, $21,950 in charges associated with restructuring and other cost reduction actions ($14,576 net of tax), $16,400 gain on sale of investments ($10,654 net of tax), $4,877 of asset impairment charges ($3,568 net of tax) and favorable income tax items totaling $3,035.

(c)          Three months ended December 31, 2012 includes, as applicable, $10,191 in restructuring costs ($6,968 net of tax), $3,613 favorable inventory adjustment ($2,502 net of tax) and $2,850 in losses at sites that were closed during the period ($1,966 net of tax).

(d)         Year ended December 31, 2012 includes, as applicable, $33,930 in restructuring costs ($23,145 net of tax), $21,168 in inventory impairment charges and costs associated with the settlement of an inventory supply agreement ($14,645 net of tax), $17,959 of goodwill impairment charges ($17,959 net of tax), $7,373 of impairment of equity investment ($7,373 net of tax), $9,274 in losses at sites that were closed during the year ($6,533 net of tax), $1,459 gain on sale of investment ($945 net of tax) and favorable income tax items totaling $11,501.

Excluding the impact of charges associated with restructuring and other cost reduction actions, impairment charges, gain on sale of investments, costs associated with the settlement of an inventory supply agreement, losses at sites that were closed during the period and favorable tax items, as applicable:

Income from operations	$64,702	$52,521	$244,161	$198,208

Taxes on income	$13,635	$10,866	$54,490	$41,135

Net income	$49,603	$40,329	$183,662	$151,941

Basic earnings per share	$0.90	$0.75	$3.36	$2.77

Diluted earnings per share	$0.87	$0.73	$3.23	$2.70

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 and DECEMBER 31, 2012

(Dollars in thousands)

	December 31	December 31
	2013	2012

ASSETS
Current Assets:
Cash & cash equivalents	$617,686	$492,824
Short-term investments	111,359	—
Accounts receivable, net	331,815	339,558
Unbilled services	141,707	136,878
Inventory	48,257	49,270
Deferred income taxes	51,543	44,903
Income taxes receivable	—	3,642
Prepaid expenses and other current assets	201,621	167,629
Total Current Assets	1,503,988	1,234,704

Property and equipment, net	913,612	891,319
Goodwill	109,820	109,820
Other assets	29,168	52,499
Total Assets	$2,556,588	$2,288,342

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$59,713	$34,430
Accrued payroll and benefits	170,806	144,681
Accrued expenses and other current liabilities	153,808	127,686
Unearned revenue	240,398	255,776
Short-term debt	—	320,000
Income taxes payable	7,952	—
Total Current Liabilities	632,677	882,573

Long-term debt	250,000	—
Deferred income taxes	32,035	27,912
Other liabilities	76,630	70,665
Total Liabilities	991,342	981,150

Stockholders’ Equity:
Common stock	809	791
Paid-in capital	859,535	744,114
Retained earnings	1,779,833	1,600,626
Accumulated other comprehensive income	25,746	28,520
Treasury stock	(1,100,677)	(1,066,859)
Total Stockholders’ Equity	1,565,246	1,307,192
Total Liabilities and Stockholders’ Equity	$2,556,588	$2,288,342

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Dollars in thousands)

	Years Ended December 31
	2013	2012
Cash flows from operating activities:
Net income	$179,207	$94,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127,917	117,708
Non-cash impairment charges	4,877	41,736
Non-cash compensation expense associated with employee benefit and stock compensation plans	41,538	40,759
Deferred income tax expense (benefit)	5,023	(8,404)
Gain on sale of investments	(16,400)	(1,459)
Loss on sale of business	—	169
Loss on disposal of property and equipment	1,236	1,181
Equity investee earnings	—	(17)
Changes in operating assets and liabilities, net of business sold:
Accounts receivable	7,743	(28,541)
Unbilled services	(4,829)	(23,419)
Inventory	(1,300)	10,918
Accounts payable	25,283	(1,963)
Accrued liabilities	50,885	8,205
Unearned revenue	(15,378)	54,998
Income taxes	14,315	(10,522)
Other assets and liabilities, net	(14,467)	(35,920)
Net cash provided by operating activities	405,650	260,161

Cash flows from investing activities:
Capital expenditures	(162,170)	(151,679)
Purchase of short-term investments	(109,794)	—
Proceeds from sale of investments	17,781	4,682
Other, net	648	1,017
Net cash used in investing activities	(253,535)	(145,980)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(320,000)	290,000
Borrowings under long-term debt	250,000	—
Stock issued under option plans	71,180	13,772
Purchase of treasury stock	(33,818)	(323,773)
Net cash used in financing activities	(32,638)	(20,001)
Effect of exchange rate changes on cash	5,385	9,541
Net change in cash and cash equivalents	124,862	103,721

Cash and cash equivalents, beginning of period	492,824	389,103

Cash and cash equivalents, end of period	$617,686	$492,824

COVANCE INC.

GAAP to Pro Forma Reconciliation

Q4 2013

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	Restructuring and Other Cost Reduction Activities (1)	Other Items (2)	Income Tax Items (3)	Pro Forma

Net revenues	$623,094				$623,094
Reimbursable out-of-pocket expenses	46,675				46,675
Total revenues	669,769	—	—	—	669,769

Costs and expenses:
Cost of revenue	436,857				436,857
Reimbursable out-of-pocket expenses	46,675				46,675
Selling, general and administrative	93,564	(4,456)			89,108
Depreciation and amortization	32,845	(418)			32,427
Impairment charges	4,877		(4,877)		—
Total costs and expenses	614,818	(4,874)	(4,877)	—	605,067

Income from operations	54,951	4,874	4,877	—	64,702

Other expense, net:
Interest expense, net	1,450				1,450
Foreign exchange transaction loss, net	14				14
Other expense, net	1,464	—	—	—	1,464

Income before taxes	53,487	4,874	4,877	—	63,238

Taxes on income	7,641	1,650	1,309	3,035	13,635

Net income	$45,846	$3,224	$3,568	$(3,035)	$49,603

Basic earnings per share	$0.83	$0.06	$0.06	$(0.06)	$0.90

Weighted average shares outstanding - basic	55,021,244	55,021,244	55,021,244	55,021,244	55,021,244

Diluted earnings per share	$0.80	$0.06	$0.06	$(0.05)	$0.87

Weighted average shares outstanding - diluted	57,205,147	57,205,147	57,205,147	57,205,147	57,205,147

(1) Represents costs incurred to better align capacity to preclinical market demand and reduce overall cost structure.

(2) Represents asset impairment charges.

(3) Primarily represents favorable resolutions of income tax matters.

COVANCE INC.

GAAP to Pro Forma Reconciliation

Q4 2012

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	Restructuring Activities (1)	Other Items (2)	Operating Results at Sites Wound- Down (3)	Pro Forma

Net revenues	$562,180			$(1,498)	$560,682
Reimbursable out-of-pocket expenses	46,964				46,964
Total revenues	609,144	—	—	(1,498)	607,646

Costs and expenses:
Cost of revenue	395,841		3,613	(3,697)	395,757
Reimbursable out-of-pocket expenses	46,964				46,964
Selling, general and administrative	92,823	(9,013)		(117)	83,693
Depreciation and amortization	30,423	(1,178)		(534)	28,711
Total costs and expenses	566,051	(10,191)	3,613	(4,348)	555,125

Income from operations	43,093	10,191	(3,613)	2,850	52,521

Other expense, net:
Interest expense, net	1,153				1,153
Foreign exchange transaction loss, net	173				173
Other expense, net	1,326	—	—	—	1,326

Income before taxes	41,767	10,191	(3,613)	2,850	51,195

Taxes on income	7,870	3,223	(1,111)	884	10,866

Net income	$33,897	$6,968	$(2,502)	$1,966	$40,329

Basic earnings per share	$0.63	$0.13	$(0.05)	$0.04	$0.75

Weighted average shares outstanding - basic	53,698,334	53,698,334	53,698,334	53,698,334	53,698,334

Diluted earnings per share	$0.61	$0.13	$(0.05)	$0.04	$0.73

Weighted average shares outstanding - diluted	55,197,968	55,197,968	55,197,968	55,197,968	55,197,968

(1) Represents costs incurred to better align capacity to preclinical market demand and reduce overall cost structure.

(2) Reduction of inventory impairment based upon determination of actual impaired inventory.

(3) Represents results of operations at sites that were closed during the period.

COVANCE INC.

GAAP to Pro Forma Reconciliation

For the year ended December 31, 2013

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	Restructuring and Other Cost Reduction Activities (1)	Other Items (2)	Income Tax Items (3)	Pro Forma

Net revenues	$2,402,313				$2,402,313
Reimbursable out-of-pocket expenses	192,817				192,817
Total revenues	2,595,130	—	—	—	2,595,130

Costs and expenses:
Cost of revenue	1,692,173				1,692,173
Reimbursable out-of-pocket expenses	192,817				192,817
Selling, general and administrative	360,012	(19,032)			340,980
Depreciation and amortization	127,917	(2,918)			124,999
Impairment charges	4,877		(4,877)		—
Total costs and expenses	2,377,796	(21,950)	(4,877)	—	2,350,969

Income from operations	217,334	21,950	4,877	—	244,161

Other (income) expense, net:
Interest expense, net	4,084				4,084
Foreign exchange transaction loss, net	1,925				1,925
Gain on sale of investments	(16,400)		16,400		—
Other (income) expense, net	(10,391)	—	16,400	—	6,009

Income before taxes	227,725	21,950	(11,523)	—	238,152

Taxes on income	48,518	7,374	(4,437)	3,035	54,490

Net income	$179,207	$14,576	$(7,086)	$(3,035)	$183,662

Basic earnings per share	$3.28	$0.27	$(0.13)	$(0.06)	$3.36

Weighted average shares outstanding - basic	54,648,533	54,648,533	54,648,533	54,648,533	54,648,533

Diluted earnings per share	$3.15	$0.26	$(0.12)	$(0.05)	$3.23

Weighted average shares outstanding - diluted	56,899,013	56,899,013	56,899,013	56,899,013	56,899,013

(1) Represents costs incurred to better align capacity to preclinical market demand and reduce overall cost structure.

(2) Consists of gain on sale of investments $16,400 and asset impairment charges ($4,877).

(3) Primarily represents favorable resolutions of income tax matters.

COVANCE INC.

GAAP to Pro Forma Reconciliation

For the year ended December 31, 2012

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	Restructuring Activities (1)	Other Items (2)	Operating Results at Sites Wound- Down (3)	Income Tax Items (4)	Pro Forma

Net revenues	$2,180,621			$(8,754)		$2,171,867
Reimbursable out-of-pocket expenses	185,138					185,138
Total revenues	2,365,759	—	—	(8,754)	—	2,357,005

Costs and expenses:
Cost of revenue	1,570,223		(21,168)	(15,180)		1,533,875
Reimbursable out-of-pocket expenses	185,138					185,138
Selling, general and administrative	358,854	(30,460)		(501)		327,893
Depreciation and amortization	117,708	(3,470)		(2,347)		111,891
Goodwill impairment charge	17,959		(17,959)			—
Total costs and expenses	2,249,882	(33,930)	(39,127)	(18,028)	—	2,158,797

Income from operations	115,877	33,930	39,127	9,274	—	198,208

Other expense, net:
Interest expense, net	3,506					3,506
Foreign exchange transaction loss, net	1,474					1,474
Impairment of equity investment	7,373		(7,373)			—
Gain on sale of investment	(1,459)		1,459			—
Loss on sale of business	169					169
Other expense, net	11,063	—	(5,914)	—	—	5,149

Income before taxes and equity investee earnings	104,814	33,930	45,041	9,274	—	193,059

Taxes on income	10,099	10,785	6,009	2,741	11,501	41,135

Equity investee earnings	17					17

Net income	$94,732	$23,145	$39,032	$6,533	$(11,501)	$151,941

Basic earnings per share	$1.73	$0.42	$0.71	$0.12	$(0.21)	$2.77

Weighted average shares outstanding - basic	54,844,641	54,844,641	54,844,641	54,844,641	54,844,641	54,844,641

Diluted earnings per share	$1.68	$0.41	$0.69	$0.12	$(0.20)	$2.70

Weighted average shares outstanding - diluted	56,290,010	56,290,010	56,290,010	56,290,010	56,290,010	56,290,010

(1)         Represents costs incurred to better align capacity to preclinical market demand and reduce overall cost structure.

(2)         Consists of inventory impairment and costs associated with the settlement of an inventory supply agreement ($21,168), goodwill impairment ($17,959), impairment of equity investment ($7,373) and a gain on the sale of an investment $1,459.

(3)         Represents results of operations at sites that were closed during the period.

(4)         Primarily represents favorable resolutions of income tax matters.